Exhibit T3A-2
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FEDERAL-MOGUL CORPORATION1
ARTICLE I
NAME
     The name of the corporation (the “Corporation”) is:
Federal-Mogul Corporation
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law.
ARTICLE IV
CAPITAL STRUCTURE
     (A) Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 540,100,000 shares, consisting of three classes of capital stock:
     1. 400,000,000 of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”);

[1]	The Plan Proponents reserve the right to have Federal-Mogul Corporation remain a Michigan corporation after the Effective Date of the Plan and adopt an amended and restated Certificate of Incorporation in Michigan. A final determination on this issue will be made after the completion of certain tax analyses. In the event that Federal-Mogul Corporation remains a Michigan corporation, the Plan Proponents will file a revised Certificate of Incorporation with the Bankruptcy Court. Subject to the review of Michigan counsel, the Plan Proponents anticipate that the material terms of any revised Certificate of Incorporation should be largely consistent with the material terms set forth herein.

     2. 50,100,000 of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); and
     3. 90,000, 000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
     (B) Common Stock.
     1. Identical Rights. Except as otherwise set forth in this Paragraph B, each share of Common Stock shall be identical, including, without limitation, the right to participate ratably in dividends and other distributions (including distributions upon liquidation, dissolution or other winding up of the Corporation), payable in cash, stock or property, except that in the case of dividends or distributions payable in shares of a class of Common Stock, only shares of Class A Common Stock may be distributed with respect to Class A Common Stock and only shares of Class B Common Stock may be distributed with respect to Class B Common Stock, and the number of shares of Common Stock payable per share will be equal for each class. In addition, neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently therewith the shares of the other class of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and the same manner. The Corporation may not make any dividend or distribution with respect to any class of Common Stock unless at the same time the Corporation makes a ratable dividend or distribution with respect to the other class of Common Stock. The rights of holders of Class A Common Stock and Class B Common Stock are subject to the rights of holders of shares of any series of Preferred Stock that the Corporation may designate and issue from time to time.
     2. Voting Rights. The holders of the Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders to which the holders of Common Stock are entitled to vote, except as may be required by the Delaware General Corporation Law or as otherwise expressly specified in this Certificate of Incorporation; provided, however, that, so long as any shares of Class B Common Stock remain outstanding, consistent with the obligations under section 8.3.10 of the Plan, (a) the Board of Directors of the Corporation shall consist of either eight (8) or nine (9) members, as determined in accordance with the following item (c) of this paragraph 2, (b) the holders of the Class B Common Stock shall be entitled to nominate and vote for a number of directors (the “Class B Directors”) which will vary according to the percentage of outstanding Common Stock of all classes which is Class B Common Stock, as follows:

Percentage of Outstanding Common Stock	Number of Directors
At least 35%	Three
At least 25% but less than 35%	Two
At least 15% but less than 25%	One
Less than 15%	None
and (c) the holders of the Class A Common Stock shall be entitled to nominate and vote for a number of directors (the “Class A Directors”) equal to the difference between eight (8) and the number of Class B Directors; provided, however, that in the event that the Chief Executive Officer of the Company shall be elected or appointed to the Board of Directors (the “CEO Director”), then the holders of the Class A Common Stock shall be entitled to nominate and vote for a number of Class A Directors equal to the difference between nine (9) and the number of Class B Directors (one of which Class A Directors shall be the CEO Director). In the event that either (a) the outstanding Class B Common Stock as a percentage of outstanding Common Stock of all classes is reduced or (b) the number of outstanding shares of Class B Common Stock is reduced:
(i) for any reason, including without limitation, in the event the outstanding shares of Class B Common Stock are converted, or deemed to be converted, to shares of Class A Common Stock pursuant to Sections 3(a) or 3(b) of this Article IV, except as provided in clause (ii) of this paragraph, sufficient Class B Directors, if any, shall immediately resign so that the number of Class B Directors does not exceed the applicable number provided above and, notwithstanding any provision of the By-laws to the contrary, a majority of the holders of Class A Common Stock may fill such vacancy or vacancies by written consent consistent with their obligations under section 8.3.10 of the Plan. If sufficient Class B Directors do not so immediately resign, (A) one or more Class B Directors (designated in order of seniority of service on the Board; provided, however, that if one or more directors have the same level of seniority, they shall be ranked for this purpose in alphabetical order, based upon the spelling of their surnames) shall be deemed to be removed from the Board, so that the number of Class B Directors does not exceed the applicable number provided above, or, (B) if such deemed removal is not permitted by applicable law, then, notwithstanding any provision of the By-laws to the contrary, a majority of the holders of Class A Common Stock may remove such director or directors at any time, without cause, by written consent, and, in the case of clause (i)(A) and (i)(B), and, notwithstanding any provision of the By-laws to the contrary, a majority of the holders of Class A Common Stock may fill such vacancy or vacancies by written consent; or
(ii) if the outstanding shares of Class B Common Stock are converted into Class A Common Stock pursuant to Section 3(c) of this Article IV, the Class B Directors shall not be required to resign until the next election of directors by the stockholders (at either a regularly scheduled annual meeting or a special meeting called for that purpose).
From and after the time that there are no shares of Class B Common Stock outstanding, the size of the Board of Directors and the nomination and election of directors shall be determined in accordance with the Corporation’s by-laws.
     The Corporation, by action of its Board of Directors and the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote, may increase or decrease the number of authorized shares of Common Stock or Preferred Stock of the Corporation (but not below the number of shares of Common Stock or Preferred Stock, respectively, then outstanding or reserved for issuance upon the conversion of shares of Class B Common Stock) irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
     3. Conversion of Class B Common Stock.
     (a) Automatic Conversion of Class B Common Stock upon Transfer. Upon the transfer, of record and/or beneficially, of any shares of Class B Common Stock to any person other than the Asbestos Trust, said transferred shares automatically shall convert, effective as of the date of the transfer thereof, into the same number of shares of Class A Common Stock.
     (b) Conversion of Class B Common Stock upon Reduction in Ownership. Each outstanding share of Class B Common Stock automatically shall convert into one share of Class A Common Stock if, and at such time as, (i) the outstanding shares of Class B Common Stock represent less than 15% of the aggregate outstanding shares of Common Stock of all classes, (ii) the aggregate number of shares of Common Stock owned by the Restricted Stockholders represent less than 15% of the aggregate outstanding shares of Common Stock of all classes or (iii) there is a Change of Operational Control. Notwithstanding the foregoing, if the Restricted Stockholders beneficially own at least 30% of the outstanding Class A Common Stock on the Effective Date, then no conversions pursuant to the foregoing subpart (ii) of this subsection (b) shall take place for so long as the Restricted Stockholders beneficially own at least 2/3 of the shares of Class A Common Stock owned by the Restricted Stockholders on the Effective Date.
     (c) Conversion of Class B Common Stock by Action of the Board of Directors. Any other provisions of this Certificate notwithstanding, each outstanding share of Class B Common Stock shall convert into one share of Class A Common Stock if and at the time determined by the Board of Directors by vote of a majority of the entire Board (including at least a majority of each of the Class A Directors and the Class B Directors).
     (d) Unconverted Shares. If less than all of the shares of Class B Common Stock evidenced by a certificate or certificates surrendered to the Corporation (in accordance with such procedures as the Board of Directors of the Corporation may determine) are converted into shares of Class A Common Stock, the Corporation shall execute and deliver to or upon the written order of the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Class B Common Stock which are not converted without charge to the holder.
     (e) No Conversion Rights of Class A Common Stock. The Class A Common Stock has no conversion rights.
     4. Reservation. The Corporation hereby reserves, and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock shall, when so issued, be duly and validly issued, fully paid and non-assessable. The Corporation shall take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
     5. Merger. While there are any shares of Class B Common Stock outstanding, upon the merger or consolidation of the Corporation with and into another entity, holders of each class of Common Stock will be entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock or other equity interests are distributed, any certificates or documents governing such shares or interests shall contain provisions substantially similar to the differential voting, conversion and governance provisions set forth in this Certificate of Incorporation with respect to the Class A Common Stock and Class B Common Stock.
     6. Liquidation. Upon any dissolution or liquidation of the Corporation, the holders of the Class A Common Stock and Class B Common Stock will be entitled to receive, on a pro rata basis based on the number of shares held, all assets of the Corporation available for distribution to stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.
     7. Dividends. Subject to all of the rights of any Preferred Stock outstanding from time to time, and if and when approved in accordance with the By-laws, dividends may be paid on the Common Stock out of any funds of the Corporation legally available for the payment of dividends.

     (C) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to create and provide for the issuance of shares of Preferred Stock in classes and series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(i)	the designation of the class or series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the class or series, which number the Board may thereafter increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding);

(iii)	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the class or series;

(iv)	the dates at which dividends, if any, shall be payable;

(v)	the redemption rights and price or prices, if any, for shares of the class and/or series;

(vi)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the class or series;

(vii)	the amounts payable on, and the preferences, if any, of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)	whether the shares of the class or series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix)	restrictions on the issuance of shares of the same class or series or of any other class or series;

(x)	the voting rights, if any, of the holders of shares of the class or series; and

(xi)	such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board shall determine.

     Subject to the designations, relative rights, preferences and limitations provided pursuant to this Section C, each share of Preferred Stock shall be of equal rank with each other share of Preferred Stock.
     (D) Vote. Except as may be provided in this Certificate of Incorporation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.
     (E) Definitions. For purposes of this Certificate of Incorporation, the following definitions shall apply:
     1. “Affiliate” shall mean, as applied to any Restricted Stockholder, any other person or entity who directly or indirectly controls, is controlled by, or is under common control with such Restricted Stockholder. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
     2. “Asbestos Trust” shall mean                                         .
     3. “By-laws” shall mean the Corporation’s by-laws, as they may be amended from time to time.
     4. “Change of Operational Control” shall be deemed to have occurred if either (i) fewer than one hundred percent (100%) of the initial Class A Directors (or replacement (“Replacement”) directors whose nomination is supported by a majority of the incumbent and Replacement Class A Directors or supported by the Restricted Stockholders), excluding the CEO Director and the Committee Director, are elected in any vote of the holders of the shares of Class A Common Stock, or (ii) Carl Icahn should become deceased, physically incapacitated for a period of more than one hundred eighty (180) consecutive days (provided that Mr. Icahn shall not be deemed to be incapacitated for so long as he has the ability to attend director meetings, either in person or telephonically), or adjudicated by a United States federal or state court of competent jurisdiction (by issuance of a final, non-appealable order) to be permanently mentally incompetent.
     5. “Committee Director” shall mean a director of the Corporation designated by the Official Committee of Unsecured Creditors of the Corporation pursuant to the Plan, which shall be a Class A Director, or such director’s successor.
     6. “Effective Date” shall have the meaning given such term in the Plan.
     7. “Lockup Agreement” shall mean the Lockup Agreement among the Restricted Stockholders, the Asbestos Trust and the Corporation, dated as of ________, 2007.
     8. “Plan” shall mean the Fourth Amended Joint Plan of Reorganization of the Corporation, dated ________, 2006, as amended.
     9. “Restricted Stockholders” shall mean Thornwood Associates Limited Partnership, any person or entity that acquires shares of Class A Common Stock in a transaction governed by Section 3(d) of the Lockup Agreement (other than a sale of shares of Class A Common Stock by a Restricted Stockholder pursuant to a registration statement filed with the Securities and Exchange Commission) in which the Asbestos Trust does not exercise its rights under such Section 3(d), and any Affiliate (other than the Corporation or any of its subsidiaries) of any of the foregoing.
     10. “Supermajority of the Board” shall mean a majority of the members of the Board, which must include both (i) a majority of the Class A Directors and (ii) a majority of the Class B Directors.
ARTICLE V
CORPORATE GOVERNANCE
     (A) Major Transactions. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Corporation shall not take any of the actions set forth in the various subparts of this Section (A) of Article V, and the Corporation shall take whatever action is necessary to prevent its subsidiaries from taking any such action, without the affirmative vote, or written approval, of at least a Supermajority of the Board. The restrictions set forth in this Section (A) of Article V shall continue to apply for so long as the shares of Class B Common Stock constitute not less than 15% of all shares of Common Stock of all classes outstanding. Additionally, if the shares of Class B Common Stock are converted to Class A Common Stock pursuant to Section 3(c) of Article IV, the restrictions set forth in this Section (A) of Article V shall continue to apply until all of the Class B Directors resign or are replaced (at either a regularly scheduled annual meeting or a special meeting called for that purpose). The actions restricted by this Section (A) of Article V are as follows:
(i)	sell, convey, exchange, transfer or otherwise dispose of, in any one transaction or series of related transactions, assets having a value of $350,000,000 or more;

(ii)	enter into any material transaction of the Corporation directly or indirectly with or for the benefit of any of the Restricted Stockholders or any of their Affiliates (“Affiliated Companies”), other than transactions in the ordinary course of the Corporation’s business, consistent with past practice, which are similar in size and nature to transactions with Affiliated Companies conducted on or prior to the Effective Date;

(iii)	authorize or issue, or obligate itself to issue, any equity security (including any Preferred Stock or security convertible into or exercisable or exchangeable for any equity security), except for the issuance of shares of Common Stock pursuant to options or stock awards which have been or may in the future be granted to employees under the Corporation’s equity incentive plans that have been approved by the Board or the Compensation Committee of the Board of Directors or authorized by the Plan;

(iv)	acquire any or all of the business of any third party, in any one or more related transactions, whether by purchase of assets or stock, merger or consolidation or otherwise, for consideration of $350,000,000 or more;

(v)	enter into any joint venture or similar arrangement with any third party, if such agreement contemplates the expenditure or other provision of consideration by the Corporation or any of its subsidiaries of $350,000,000 or more;

(vi)	increase or decrease the size of the Board of Directors;

(vii)	amend or repeal all or any portion of this Certificate of Incorporation (whether by merger, adoption or amendment of a Certificate of Designations, or otherwise) or the By-laws;

(viii)	adopt a stockholders’ rights plan, “poison pill”, or any other similar plan or provision by amendment of this Certificate of Incorporation or by the adoption or amendment of a Certificate of Designations or otherwise; or

(ix)	repurchase more than 10% of the stock of the Corporation in any 12-month period (excluding any repurchases contemplated by, or made pursuant to, the Plan).
     (B) Interested Stockholders. The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.
     (C) Amendments to By-laws. Subject to Article V, Section A(vii) above: (i) the Board of Directors shall have the power and authority to amend, repeal or restate the By-

laws; and (ii) the stockholders of the Corporation shall have the concurrent power and authority to amend, repeal or restate the By-Laws.
ARTICLE VI
BOARD OF DIRECTORS
     (A) So long as any shares of Class B Common Stock remain outstanding, the number of directors constituting the Board shall be nine (9) if there is a CEO Director; otherwise, the number shall be eight (8). Thereafter, the number of directors shall be such number as may be fixed from time to time in the manner provided in this Certificate of Incorporation and the By-laws.
     (B) Subject to the rights of the holders of any series of Preferred Stock to fill any newly created directorships or vacancies, any vacancy in the office of a director elected by the holders of a particular class of Common Stock may be filled by a vote of a majority of the remaining directors elected by such class or their appointed successors then in office and any director so elected shall serve until the next meeting of stockholders for the election of directors. Notwithstanding any provision of the By-laws to the contrary, any vacancy in the office of a director elected by the holders of the Class A Common Stock or Class B Common Stock, as the case may be, may be filled by the vote of the holders of a majority of the applicable class of Common Stock by written consent if, at the time such action is taken, such vacancy has not already been filled by the remaining directors elected by the holders of the Class A Common Stock or Class B Common Stock, as the case may be.
     (C) Except to the extent that the By-laws shall so require, the election of directors of the Corporation need not be by written ballot.
     (D) Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, for cause, and at any time after the first meeting of stockholders for the election of directors, without cause, by the affirmative vote of the holders of at least a majority of the holders of the class of Common Stock electing such director. Notwithstanding any provision of the By-laws to the contrary, the holders of the Class A Common Stock or Class B Common Stock, as the case may be, may exercise their rights pursuant to this Subsection (D) by written consent.
     (E) The first meeting of stockholders for the election of directors after the Effective Date, shall not occur prior to twelve (12) months after the Effective Date.
ARTICLE VII
FIDUCIARY DUTIES
     To the fullest extent permitted by the Delaware General Corporation Law, including, without limitation, as provided in Section 102(b)(7) of the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.
ARTICLE VIII
INDEMNIFICATION
     (A) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of this corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such act, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (B) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court shall deem proper.

     (C) Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in Section 145 of the Delaware General Corporation Law. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
     (D) Notwithstanding the foregoing provisions of this Article VIII, the right of indemnification provided hereunder shall not apply with respect to an action, suit or proceeding (or part thereof) initiated by a director, officer or other indemnified person unless the initiation of such action, suit or proceeding (or part thereof) was authorized by the board of directors of the Corporation; provided, however, that this Paragraph (D) shall not limit the right of an indemnified person to recover the expenses of suit with respect to a suit by such indemnified person against the Corporation to recover the unpaid amount of a claim for indemnification under Paragraph (A) or Paragraph (B) of this Article VIII, or the unpaid portion of a claim for advancement of expenses under Paragraph (C) of this Article VIII, or the defense of a suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, to the extent that the indemnified person is successful in prosecuting or defending such suit.
     (E) The right of indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the By-laws or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (F) The right of indemnification provided by this Article VIII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves in such capacity, both as to action in his official capacity and as to action in another capacity while holding such office, at any time while this Article VIII and the relevant provisions of the Delaware General Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
     (G) Notwithstanding any provision of this Article VIII to the contrary, the Corporation may, but shall not be obligated to, purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

     (H) For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
ARTICLE IX
AMENDMENTS
     Subject to the requirements and limitations set forth herein, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, that any amendment or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided, further, that Section (D) and Section (E) of Article VI shall not be amended within the first twelve (12) months following the Effective Date without the consent or approval of 90% of the holders of the Class A Common Stock then outstanding.